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                                                                    EXHIBIT 23.1


                            DEGOLYER AND MACNAUGHTON
                               One Energy Square
                              Dallas, Texas 75206

                                  May 1, 2000


EOG Resources, Inc.
1200 Smith, Suite 300
Houston, Texas 77002


Gentlemen:

     In connection with this Registration Statement of Form S-4 (the "Registration Statement"), to be filed with the Securities and Exchange Commission by EOG Resources, Inc., a Delaware corporation (the "Company"). DeGolyer and MacNaughton (the "firm") hereby consents to the incorporation by reference in this Registration Statement of the references to the firm and to the opinions delivered to the Company, all included or incorporated by reference in the Company's Annual Report on Form 10-K for the year ended December 31, 1999, regarding the comparison of estimates prepared by the firm with those furnished to it by the Company of the proved oil, condensate, natural gas liquids, and natural gas reserves of certain selected properties owned by the Company. The opinions are contained in our letter reports dated January 13, 1998, January 11, 1999, and February 8, 2000, for estimates as of December 31, 1997, December 31, 1998, and December 31, 1999, respectively. The opinions are referred to in the section "Supplemental Information to Consolidated Financial Statements -- Oil and Gas Producing Activities" in the Company's Annual Report on Form 10-K for the year ended December 31, 1999.


                                     Very truly yours,


                                     DeGolyer and MacNaughton